Exhibit 99.1

News Release

Media contact:
Denise DesChenes/Brooke Morganstein
Sard Verbinnen & Co.
212 687 8080

Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

Stockholder inquiries:
678 579 7777

JPMorgan contacts:
Jimmy Elliott, 212 622 2298
jimmy.elliott@jpmorgan.com

Paul Dabbar, 212 622 2287
paul.dabbar@jpmorgan.com

April 9, 2007

Mirant to Explore Strategic Alternatives to Enhance Stockholder Value

ATLANTA — Mirant Corporation (NYSE:MIR) announced today that its Board of Directors has decided to explore strategic alternatives to enhance stockholder value. The company said that it has made significant progress in implementing the program it announced in July and August 2006 to sell its Philippine business and six U.S. natural gas-fired plants (which sales are expected to close in the second quarter of 2007) and its Caribbean business (which sale is expected to close in mid-2007).  In light of the status of the disposition program, the Board will consider in the exploration process whether the interests of stockholders would be best served by returning excess cash from the sale proceeds to stockholders, with the company continuing to operate its retained businesses or, alternatively, whether greater stockholder value would be achieved by entering into a transaction with another company, including a sale of the company in its entirety. The company does not expect to consider making an acquisition as part of this exploration process. JPMorgan will serve as the financial advisor in this process.

“We are commencing this exploration of alternatives in order to provide our stockholders with the greatest possible value,” said Edward R. Muller, chairman and chief executive officer.

At this time, there can be no assurance that any transaction will be pursued, other than the dispositions that Mirant has previously announced, or that any transaction that is pursued would be consummated.  The company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has completed its evaluation or approved a specific transaction.  As a result of today’s announcement, the company will not provide earnings guidance during the exploration process.

The company also noted that Mirant’s certificate of incorporation contains in Article 17 certain transfer restrictions that are intended to preserve the value of the company’s substantial tax loss carryforwards.  These restrictions apply when holders of five percent or more of the company’s stock own in the aggregate at least 35 percent of the company’s stock.  When these provisions apply, persons holding five percent or more of the company’s stock cannot acquire additional stock, and persons holding less than five percent of the company’s stock cannot become five percent holders. Currently, as much as 26 percent of the company’s stock is held by or committed to holders of more than five percent of the company’s stock.  As of February 28, 2007, the number of outstanding shares of Mirant common stock to be taken into account for purposes of calculating ownership under Article 17 was approximately 256 million.

The company has filed today a Current Report on Form 8-K that contains additional information about its tax position.  Copies of Mirant’s certificate of incorporation and today’s Form 8-K are available on the company’s website referred to below or can be obtained through the Securities and Exchange Commission’s website at http://www.sec.gov.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,500 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.